Exhibit 20.1

SLC Student Loan Trust - I
Statement to Note Holders
As of and for the period ended September 30, 2003

Pursuant to Section 11.04 of the Trust Indenture, the following is provided to the trustee by the issuer. The information shown below has not been independently verified, however is believed to be accurate to the best of the issuer's knowledge.

(a) The amount of payments with respect to each Class paid with respect to principal during September 2003;

Class	Principal Paid
A-1	$0.00
A-2	$0.00
A-3	$0.00
A-4	$0.00
A-5	$1,500,000.00
A-6	$1,500,000.00
A-7	$1,500,000.00
B-1	$0.00
B-2	$0.00

(b) The amount of payments with respect to each Class paid with respect to interest during September 2003;

Class	Interest Paid
A-1	$46,763.86
A-2	$45,918.73
A-3	$46,352.13
A-4	$51,161.22
A-5	$52,827.84
A-6	$51,848.64
A-7	$52,827.84
B-1	$13,639.60
B-2	$ 9,078.16

(c) The amount of payments allocable to any Noteholders' Auction Rate Interest Carryover (for each Class of Auction Rate Notes only), together with any remaining outstanding amount of each thereof;

Interest Carryover
Auction Rate Notes	$0.00

(d) The principal balance of financed student loans as of September 30, 2003;

Principal Balance of Financed Student Loans $421,497,160.79

(e) The aggregate outstanding amount of the Notes of each Class as of September 30, 2003, after giving effect to payments allocated to principal reported under clause (a) above;

Class	Principal Outstanding
A-1	$54,175,000.00
A-2	$54,175,000.00
A-3	$54,175,000.00
A-4	$58,725,000.00
A-5	$59,700,000.00
A-6	$59,700,000.00
A-7	$59,700,000.00
B-1	$15,250,000.00
B-2	$10,150,000.00

(f) The interest rate for the applicable Class of Notes with respect to each payment referred to in clause (b) above, indicating whether such interest rate is calculated based on the Net Loan Rate or based on the applicable Auction rate (for each Class of the Auction Rate Notes only) as of September 30, 2003;

Class	Calculation Method
	(Actual Method in Bold)
	Net Loan Rate	Auction Rate
A-1	N/A	1.1200%
A-2	N/A	1.1100%
A-3	N/A	1.1200%
A-4	N/A	1.1500%
A-5	N/A	1.1300%
A-6	N/A	1.1500%
A-7	N/A	1.1700%
B-1	N/A	1.1200%
B-2	N/A	1.2200%

(g) The amount of the Servicing Fees paid by the Trust during September 2003;

Servicing Fees *	$0.00

(h) The amount of the Administration Fee, Broker/Dealer Fee, Auction Agent Fee and Trustee Fee, paid by the Trust during September 2003;

Administration Fee *	$0.00
Broker/Dealer Fee	$83,659.73
Auction Agent Fee	$0.00
Trustee Fee	$0.00

* Servicing fees and administration fee will be paid in October.

(i) The amount of Net Losses, if any, during September 2003 and any recoveries of principal and interest received during September 2003 relating to the financed student loans for which Net Losses were previously allocated;

Net Losses	$3,934.23
Recoveries	$0.00

(j) The amount of the payments attributable to amounts in the Reserve Fund, the amount of any other withdrawals from the Reserve Fund during September 2003 and the balance of the Reserve Fund as of September 30, 2003;

	Payments	Withdrawals	Balance
Reserve Fund	$4,099.98	$0.00	$5,786,384.63

(k) The portion, if any, of the payments attributable to amounts on deposit in the Acquisition Fund;

The portion of payments attributable to the Acquisition Fund	$0.00

(l) The aggregate amount, if any, paid by the Trustee to acquire eligible loans from amounts on deposit in the Acquisition Fund during September 2003;

	Principal	Interest	Premium
Loan Acquisitions	$0.00	$0.00	$0.00

(m) The amount remaining in the Acquisition Fund that has not been used to acquire eligible loans and is being transferred for the redemption of the Notes;

Transfers from Acquistion Fund for the Redemption of the Notes $0.00

(n) The aggregate amount, if any, paid for the financed student loans purchased from the Trust during September 2003;

Loans sold from the Trust (principal, interest, and premium) $0.00

(o) The number and principal amount of financed student loans, as of September 30, 2003, that are (i) 31 to 60 days delinquent, (ii) 61 to 90 days delinquent, (iii) 91 to 120 days delinquent, (iv) more than 120 days delinquent and (v) for which claims have been filed with the appropriate Guaranty Agency and which are awaiting payment;

		Principal	% of Total Principal
Delinquencies	Number of Loans	Outstanding	Outstanding
31 - 60 days	375	$7,621,563.58	1.8%
61 - 90 days	120	$1,987,791.90	0.5%
91 - 120 days	102	$1,777,125.96	0.4%
121 - 150 days	95	$1,534,696.65	0.4%
151 - 180 days	31	$717,074.80	0.2%
181 - 210 days	62	$1,123,139.89	0.3%
211 - 240 days	47	$906,538.77	0.2%
241 - 270 days	0	$0.00	0.0%
Claims to be filed	86	$1,617,778.05	0.4%
Claims filed	46	$856,552.40	0.2%

(p) The total Value of the Trust Estate and the outstanding principal amount of the Notes as of September 30, 2003.

Assets
Cash & Cash Equivalents	$2,696,742.37
Student Loan Receivables	$421,497,160.79
Reserves	$5,786,384.63
Other Loan Receivables	$4,241,233.90

Total Assets	$434,221,521.69

Liabilities
Class A-1	$54,175,000.00
Class A-2	$54,175,000.00
Class A-3	$54,175,000.00
Class A-4	$58,725,000.00
Class A-5	$59,700,000.00
Class A-6	$59,700,000.00
Class A-7	$59,700,000.00
Class B-1	$15,250,000.00
Class B-2	$10,150,000.00
Accrued Liabilities	$621,620.91

Total Liabilities	$426,371,620.91

Parity Ratio (Notes Only)	101.99%
Parity Ratio (All Liabilities)	101.84%
Parity Ratio (Senior Liabilities)	108.46%

(q) The number and percentage by dollar amount of (i) rejected federal reimbursement claims for the financed student loans, (ii) the financed student loans in forbearance and (iii) the financed student loans in deferment as of September 30, 2003.

		Principal	% of Total Principal
Delinquencies	Number of Loans	Outstanding	Outstanding
Rejected Claims	0	$0.00	0.0%
Loans in Forbearance	1,364	$30,328,029.09	7.2%
Loans in Deferment	2,679	$52,131,807.54	12.4%

A copy of the statements referred to above may be obtained by any Note Holder by a written request to the Trustee, addressed to its Corporate Trust Office.